As filed with the Securities and Exchange Commission on April 18, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GNC Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8536244
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

300 Sixth Avenue
Pittsburgh, Pennsylvania  15222
(Address of Registrant’s Principal Executive Offices)

GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan
GNC Holdings, Inc. 2011 Stock and Incentive Plan
(Full title of the plans)

Gerald J. Stubenhofer, Jr.

Senior Vice President, Chief Legal Officer and Secretary

300 Sixth Avenue

Pittsburgh, Pennsylvania  15222

(412) 288-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philippa M. Bond, Esq.

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer	☐

Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value, to be issued under the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan	8,902,703	(2)	$7.62	(3)	$67,838,597	$7,876.06
Class A common stock, $0.001 par value, to be issued under the GNC Holdings, Inc. 2011 Stock and Incentive Plan	570,000	(4)	$19.51	(3)	$11,120,700	$1,291.11
Class A common stock, $0.001 par value, to be issued under the GNC Holdings, Inc. 2011 Stock and Incentive Plan	7,930,000	(5)	$17.72	(6)	$140,479,950	$16,309.72
Total	17,402,703				$219,439,247	$25,476.90

(1)          This Registration Statement covers shares of Class A common stock of the GNC Holdings, Inc. (formerly GNC Acquisition Holdings Inc.) (the “Registrant”): (i) issuable pursuant to the exercise of options granted prior to the date hereof under the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”), and the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”), (ii) to be issued under the 2011 Stock Plan, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, as amended, any additional shares of Class A common stock, which become issuable under the 2007 Stock Incentive Plan and the 2011 Stock and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into three (3) lines.

(2)          Represents shares of the Registrant’s Class A common stock issuable upon exercise of outstanding options under the 2007 Stock Plan as of the date of this Registration Statement.  No additional options will be granted pursuant to the 2007 Stock Plan.

(3)          Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price (rounded to the nearest cent) of the options outstanding under the 2007 Stock Plan and the 2011 Stock Plan, as applicable.

(4)          Represents shares of the Registrant’s Class A common stock issuable upon exercise of outstanding options under the 2011 Stock Plan as of the date of this Registration Statement.

(5)          Represents shares of the Registrant’s Class A common stock currently available for issuance but not yet subject to awards under the 2011 Stock Plan.

(6)          Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $17.72 per share, which represents the average of the high and low price of the Registrant’s Class A common stock as reported on the New York Stock Exchange on April 12, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, are hereby incorporated by reference in this Registration Statement:

(1)         The Registrant’s prospectus, dated March 31, 2011 (the “Prospectus”), filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-169618), as declared effective on March 31, 2011;

(2)        The description of the Class A common stock set forth in our registration statement on Form 8-A/A filed with the Commission on March 29, 2011 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), as declared effective on March 31, 2011; and

(3)         The Registrant’s current report on Form 8-K filed with the Commission on April 11, 2011.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (2) require us to indemnify our directors, officers, and employees and other persons serving at our request as a director, officer, employee, or agent of another entity to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance, and, may in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Document
3.1	Amended and Restated Certificate of Incorporation of the Registrant* (Exhibit 3.1)

3.2	Fourth Amended and Restated Bylaws of the Registrant.* (Exhibit 3.2)

4.1	Form of the Registrant’s Class A Common Stock Certificate.** (Exhibit 4.8)

5.1	Opinion of Proskauer Rose LLP.

10.1	GNC Holdings, Inc. 2011 Stock and Incentive Plan.

10.2

GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to General Nutrition Centers, Inc.’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).

10.3

Amendment No. 1 to GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008 (Incorporated by reference to Exhibit 10.11 to General Nutrition Centers, Inc.’s Annual report on Form 10-K (File No. 333-144396), filed March 14, 2008).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*Incorporated by reference to an exhibit to the Registrant’s Form 8-K filed on April 11, 2011.  The number given in the parentheses indicates the corresponding exhibit number in such Form 8-K.

**Incorporated by reference to an exhibit to Amendment No. 3 of the Registrant’s registration statement on Form S-1, Commission File No. 333-169618, filed with the Commission on February 25, 2011.  The number given in the parentheses indicates the corresponding exhibit number in such Form S-1.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, state of Pennsylvania, on April 18, 2011.

GNC Holdings, Inc.

By:	/s/ Joseph Fortunato
Name: Joseph Fortunato
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Joseph Fortunato, Michael M. Nuzzo and Gerald J. Stubenhofer, Jr., and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2011.

Signature	Title

/s/ Joseph Fortunato	Director, Chief Executive Officer (Principal Executive Officer)
Joseph Fortunato

/s/ Michael M. Nuzzo	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael M. Nuzzo

/s/ Norman Axelrod	Director
Norman Axelrod

/s/ Jeffrey P. Berger	Director
Jeffrey P. Berger

/s/ Andrew Claerhout	Director
Andrew Claerhout

/s/ Michael F. Hines	Director
Michael F. Hines

/s/ Beth J. Kaplan	Director
Beth J. Kaplan

/s/ David B. Kaplan	Director
David B. Kaplan

/s/ Brian Klos	Director
Brian Klos

/s/ Johann O. Koss	Director
Johann O. Koss

/s/ Romeo Leemrijse	Director
Romeo Leemrijse

/s/ Richard J. Wallace	Director
Richard J. Wallace

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document
3.1	Amended and Restated Certificate of Incorporation of the Registrant* (Exhibit 3.1)

3.2	Fourth Amended and Restated Bylaws of the Registrant.* (Exhibit 3.2)

4.1	Form of the Registrant’s Class A Common Stock Certificate.** (Exhibit 4.8)

5.1	Opinion of Proskauer Rose LLP.

10.1	GNC Holdings, Inc. 2011 Stock and Incentive Plan.

10.2

GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to General Nutrition Centers, Inc.’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).

10.3

Amendment No. 1 to GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008 (Incorporated by reference to Exhibit 10.11 to General Nutrition Centers, Inc.’s Annual report on Form 10-K (File No. 333-144396), filed March 14, 2008).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

*Incorporated by reference to an exhibit to the Registrant’s Form 8-K filed on April 11, 2011.  The number given in the parentheses indicates the corresponding exhibit number in such Form 8-K.

**Incorporated by reference to an exhibit to Amendment No. 3 of the Registrant’s registration statement on Form S-1, Commission File No. 333-169618, filed with the Commission on February 25, 2011.  The number given in the parentheses indicates the corresponding exhibit number in such Form S-1.